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                                                                   Exhibit 15(c)


                              EAGLE PATHWAYS PORTFOLIOS

                                  DISTRIBUTION PLAN

                                     SCHEDULE A



              The maximum annualized fee rate pursuant to Paragraph 1 of the Eagle PathWays Portfolios Distribution Plan shall be as follows:

     EAGLE SPECIAL SITUATIONS INTERNATIONAL EQUITY PORTFOLIO
     EAGLE SPECIAL SITUATIONS SMALLCAP EQUITY PORTFOLIO
     EAGLE SPECIAL SITUATIONS HIGH YIELD CORPORATE BOND PORTFOLIO

              1.00% of the average daily net assets




     Date:    February 14, 1994
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